EXHIBIT 99.1
October 27, 2020 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631
Ohio Valley Banc Corp. Reports 3rd Quarter Earnings
GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended September 30, 2020, of $2,294,000, an increase of 7.3 percent from the $2,137,000 earned for the third quarter of 2019.   Earnings per share for the third quarter of 2020 were $.48 compared to $.45 for the prior year third quarter, a 6.7 percent increase.  For the nine months ended September 30, 2020, net income totaled $5,559,000, a decrease of $850,000 from the same period the prior year.  Earnings per share were $1.16 for the first nine months of 2020 versus $1.35 for the first nine months of 2019.  Return on average assets and return on average equity were .69 percent and 5.70 percent, respectively, for the first nine months of 2020, compared to .83 percent and 7.07 percent, respectively, for the same period in the prior year.
Tom Wiseman, Chairman and CEO of Ohio Valley Banc Corp., commented, “This year has certainly provided challenges for many people.  The impact of the pandemic has been felt by everyone, including our own communities.  Ohio Valley Banc Corp.’s subsidiaries have continued working to reduce the weight of the economic downturn and consumer shifts that the pandemic has caused.  As we continue to navigate these challenges together, I want to stress that Ohio Valley Bank and Loan Central remain committed to being steadfast resources for our communities.  In line with our Community First mission, we continue to serve our area as best we can while remaining your strong, independent community bank.”
For the third quarter of 2020, net interest income decreased $544,000, and for the nine months ended September 30, 2020, net interest income decreased $2,785,000 from the same respective periods last year.  Impacting net interest income was the decrease in net interest margin in relation to the decrease in market rates.  The Federal Reserve reduced interest rates by 75 basis points during the second half of 2019 and another 150 basis points in March of 2020, which contributed to a greater decrease in yield on earning assets than the average cost on interest-bearing liabilities.  This trend was partly due to interest rates on deposits lagging the decrease in general market rates and certain deposits already being at or near their interest rate floor, which limited the Company’s ability to reduce deposit costs to the same magnitude as experienced on earning assets.  For the nine months ended September 30, 2020, the net interest margin was 4.04 percent, compared to 4.57 percent for the same period the prior year.  Also contributing to lower net interest income was the change in the Company’s business model for Loan Central’s assessment of fees for tax refund advance loans.  Starting in 2020, Loan Central changed from only assessing loan fees for the tax refund loan to primarily assessing a fee for preparing the tax return in combination with a reduced loan fee.  This fundamental change in the fee structure was imposed upon the Company in order to comply with new regulations.  As a result, tax refund advance loan fees for the nine months ended September 30, 2020 decreased $727,000 from the same period last year.  The reduction in tax refund advance fees lowered the net interest margin 10 basis points for the nine months ended September 30, 2020 from the same period last year.  The fee income for tax preparation services was recorded as noninterest income and is discussed below.
For the three months ended September 30, 2020, the provision for loan losses decreased $446,000, and for the nine months ended September 30, 2020, the provision for loan losses increased $1,436,000, from the same respective periods in 2019.  For the three months ended September 30, 2020, the negative provision for loan loss expense of $2,000 was primarily related to lower general reserves associated with improved economic risk factors, such as lower levels of criticized and classified loans, which are loans demonstrating financial weakness.  The contribution from the improved economic risk factors more than offset the quarterly net loan charge-offs of $248,000 and the provision for loan loss expense required for loan growth.  For the nine months ended September 30, 2020, the provision for loan losses of $3,451,000 was primarily related to year-to-date net loan charge-offs of $1,993,000 and an increase in general reserves related to the establishment of an economic risk factor for the coronavirus pandemic.  Based on declining economic conditions and increasing unemployment levels, management increased general reserves $2,287,000 to reflect higher anticipated losses due to the expected financial impact of the coronavirus on customers.  In association with this higher risk factor, the allowance for loan losses increased to .91 percent of total loans at September 30, 2020 compared to .81 percent at December 31, 2019.  The ratio of nonperforming loans to total loans was .75 percent at September 30, 2020 compared to 1.30 percent at December 31, 2019.
For the three months ended September 30, 2020, noninterest income totaled $2,434,000, an increase of $327,000 from the same period last year.  The increase was due to mortgage banking income, which increased $365,000 from the third quarter of last year in relation to the heightened volume of home purchases and mortgages being refinanced.  Partially offsetting this increase was service charges on deposit accounts, which decreased $130,000 due to lower overdraft fees.  Noninterest income totaled $9,125,000 for the nine months ended September 30, 2020, an increase of $3,169,000 from the same period last year that was primarily related to receipt of a $2,000,000 settlement payment.  The settlement payment was paid to the Bank as part of a settlement agreement signed during the first quarter of 2020.  The settlement agreement was related to the previously disclosed litigation the Bank had filed against a third-party tax software product provider for early termination of its tax processing contract.  Further contributing to the increase was the Company’s change in its business model for assessing fees on tax refund advance loans.  By primarily charging for the tax preparation services, the Company recorded $643,000 in tax preparation fee income during the nine months ended September 30, 2020.  In addition, for the first nine months of 2020, mortgage banking income increased $739,000, which was partially offset by service charges on deposit accounts, which decreased $324,000, respectively, from the same period last year.
For the three months ended September 30, 2020, noninterest expense totaled $9,891,000, an increase of $153,000 from the same period last year.  For the nine months ended September 30, 2020, noninterest expense totaled $29,012,000, a decrease of $85,000 from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $321,000 as compared to the third quarter of 2019 and increased $139,000 as compared to the first nine months of 2019.  The increase was primarily related to the expense associated with select non-qualified benefit plans.  In association with the decrease in market interest rates, the expense required to maintain the benefit plan accruals has increased.  Partially offsetting this increase was the savings associated with a lower number of employees from the sale of two branches in December 2019 and the voluntary early retirement program that was completed during the fourth quarter of 2019.  For the first nine months of 2020, data processing increased $212,000 from the same period last year.  The increase was primarily due to costs associated with the platform used to facilitate Paycheck Protection Program (PPP) loans, credit card processing and website maintenance costs.  For the three months and nine months ended September 30, 2020, professional fees decreased $73,000 and $363,000, respectively, from the same periods last year.  The decrease was in relation to lower litigation related legal fees and to accounting fees.
The Company’s total assets at September 30, 2020 were $1.138 billion, an increase of $125 million, or 12.3 percent, from December 31, 2019.  The increase in assets was related to an $80 million increase in loans and a $31 million increase in cash and cash equivalents.  The growth in loans occurred primarily in the commercial segment, which was partially related to the origination of $34 million in PPP loans.  The PPP loans are guaranteed by the SBA and have a minimal impact on the allowance for loan losses.  The increase in cash and cash equivalents was related to the investment of the heightened deposit balances received during the first nine months of the year.  At September 30, 2020, total deposits had increased $124 million, or 15.0 percent, from year end in relation to customers receiving stimulus funds from various government programs and their desire to preserve cash during this uncertain economic environment.
Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.
Caution Regarding Forward-Looking Information
Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; (ii) higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; (iii) the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis;  (iv) the effects of various governmental responses to the COVID-19 pandemic; (v) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (vi) competitive pressures;  (vii) fluctuations in interest rates; (viii) the level of defaults and prepayment on loans made by the Company; (ix) unanticipated litigation, claims, or assessments; (x) fluctuations in the cost of obtaining funds to make loans; (xi) regulatory changes; (xii) and other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
PER SHARE DATA
Earnings per share	$0.48	$0.45	$1.16	$1.35
Dividends per share	$0.21	$0.21	$0.63	$0.63
Book value per share	$27.76	$26.20	$27.76	$26.20
Dividend payout ratio (a)	43.82%	46.85%	54.26%	46.74%
Weighted average shares outstanding	4,787,446	4,773,258	4,787,446	4,761,954

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$154	$179
Dividends reinvested under
dividend reinvestment plan (c)	$398	$357	$1,142	$1,078

PERFORMANCE RATIOS
Return on average equity	6.92%	6.83%	5.70%	7.07%
Return on average assets	0.81%	0.82%	0.69%	0.83%
Net interest margin (d)	3.88%	4.41%	4.04%	4.57%
Efficiency ratio (e)	78.33%	75.84%	73.77%	74.72%
Average earning assets (in 000's)	$1,044,060	$965,762	$997,425	$964,253

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$10,877	$11,362	$32,389	$34,576
Interest and dividends on securities	677	826	2,169	2,509
Interest on interest-bearing deposits with banks	20	333	200	977
Total interest income	11,574	12,521	34,758	38,062
Interest expense:
Deposits	1,274	1,592	4,150	4,446
Borrowings	218	303	727	950
Total interest expense	1,492	1,895	4,877	5,396
Net interest income	10,082	10,626	29,881	32,666
Provision for (recovery of) loan losses	(2)	444	3,451	2,015
Noninterest income:
Service charges on deposit accounts	423	553	1,249	1,573
Trust fees	64	59	193	195
Income from bank owned life insurance and
annuity assets	207	179	616	534
Mortgage banking income	445	80	966	227
Debit / credit card interchange income	1,130	1,049	3,003	2,935
Loss on other real estate owned	(1)	(15)	(84)	(1)
Tax preparation fees	9	----	643	----
Litigation settlement	----	----	2,000	----
Other	157	202	539	493
Total noninterest income	2,434	2,107	9,125	5,956
Noninterest expense:
Salaries and employee benefits	5,973	5,652	16,854	16,715
Occupancy	481	479	1,362	1,370
Furniture and equipment	284	255	824	788
Professional fees	525	598	1,596	1,959
Marketing expense	306	270	867	810
FDIC insurance	69	----	93	113
Data processing	538	540	1,841	1,629
Software	318	362	1,111	1,200
Foreclosed assets	38	62	117	187
Amortization of intangibles	14	27	48	89
Other	1,345	1,493	4,299	4,237
Total noninterest expense	9,891	9,738	29,012	29,097
Income before income taxes	2,627	2,551	6,543	7,510
Income taxes	333	414	984	1,101
NET INCOME	$2,294	$2,137	$5,559	$6,409

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31
	2020	2019
ASSETS
Cash and noninterest-bearing deposits with banks	$13,745	$12,812
Interest-bearing deposits with banks	69,809	39,544
Total cash and cash equivalents	83,554	52,356
Certificates of deposit in financial institutions	2,745	2,360
Securities available for sale	110,349	105,318
Securities held to maturity (estimated fair value: 2020 - $12,022; 2019 - $12,404)	11,674	12,033
Restricted investments in bank stocks	7,506	7,506
Total loans	853,038	772,774
Less: Allowance for loan losses	(7,730)	(6,272)
Net loans	845,308	766,502
Premises and equipment, net	21,332	19,217
Premises and equipment held for sale, net	641	653
Other real estate owned	96	540
Accrued interest receivable	3,779	2,564
Goodwill	7,319	7,319
Other intangible assets, net	125	174
Bank owned life insurance and annuity assets	35,796	30,596
Operating lease right-of-use asset, net	918	1,053
Other assets	6,796	5,081
Total assets	$1,137,938	$1,013,272

LIABILITIES
Noninterest-bearing deposits	$270,086	$222,607
Interest-bearing deposits	674,898	598,864
Total deposits	944,984	821,471
Other borrowed funds	29,321	33,991
Subordinated debentures	8,500	8,500
Operating lease liability	918	1,053
Accrued liabilities	21,317	20,078
Total liabilities	1,005,040	885,093

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2020 - 5,447,185 shares issued; 2019 - 5,447,185 shares issued)	5,447	5,447
Additional paid-in capital	51,165	51,165
Retained earnings	89,294	86,751
Accumulated other comprehensive income	2,704	528
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	132,898	128,179
Total liabilities and shareholders' equity	$1,137,938	$1,013,272